Exhibit 7.1

SUBSCRIPTION AGREEMENT

November 17, 2005

Newmont Mining Corporation of Canada Limited

Suite 1900

Box 2005

20 Eglinton Avenue West

Toronto, Ontario

M4R 1K8

Attention: Sharon E. Dowdall

Dear Sirs:

Re: Private Placement of 18,500,000 Units

This subscription agreement is to confirm the agreement of Newmont Mining Corporation of Canada Limited (“Newmont” or “you”) to purchase from Miramar Mining Corporation (the “Corporation”), subject to the terms and conditions set forth herein, 18,500,000 Units (as hereinafter defined) at the price of $2.35 per Unit for an aggregate purchase price of $43,475,000. Each Unit consists of one Common Share (as hereinafter defined) and one Warrant (as hereinafter defined). Each Warrant is exercisable to purchase one Common Share at an exercise price of $2.75 for a period of 48 months after the Closing Date (as hereinafter defined).

The Purchased Securities and the Warrant Shares (as hereinafter defined) have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold in the United States or to U.S. Persons (as hereinafter defined) unless an exemption from registration is available.

1.	Definitions

(a)	Definitions: In this Agreement, unless the context otherwise requires:

(i)	“1933 Act” means the Securities Act of 1933, as amended, of the United States;

(ii)	“Agreement” means this subscription agreement as the same may be amended, supplemented or restated from time to time;

(iii)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Vancouver, British Columbia;

(iv)	“Closing” means the closing of the purchase and sale of the Purchased Securities;

(v)	“Closing Date” means November 18, 2005 or such other date as the Corporation and Newmont may mutually agree upon;

(vi)	“Common Shares” means the common shares of the Corporation as constituted on the date hereof,

(vii)	“Corporation” means Miramar Mining Corporation, a corporation existing under the Business Corporations Act (British Columbia) and includes any successor corporation thereto;

(viii)	“Dollars” or “$” means lawful money of Canada;

(ix)	“Information” means all information regarding the Corporation that is on the System for Electronic Document Analysis and Retrieval commonly known as SEDAR and includes but is not limited to, all press releases, material change reports and financial statements of the Corporation;

(x)	“Newmont” means Newmont Mining Corporation of Canada Limited;

(xi)	“NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian securities administrators.

(xii)	“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(xiii)	“Purchase Price” means $43,475,000;

(xiv)	“Purchased Securities” means the 18,500,000 Units to be purchased by Newmont;

(xv)	“Regulation S” means Regulation S under the 1933 Act;

(xvi)	“Reporting Jurisdictions” means all of the provinces and territories of Canada collectively;

(xvii)	“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xviii)	“Stock Exchanges” means the Toronto Stock Exchange and the American Stock Exchange collectively;

(xix)	“Subject Shares” means the Unit Shares and the Warrant Shares collectively;

(xx)	“Subsidiaries” means the subsidiaries of the Corporation as disclosed in the Information;

(xxi)	“Units” means the units of the Corporation, each unit consisting of one Common Share and one Warrant;

(xxii)	“Unit Shares” means the Common Shares comprising part of the Units;

(xxiii)	“United States” means the United States as that term is defined in Regulation S;

(xxiv)	“U.S. Person” means a U.S. person as that term is defined in Regulation S;

(xxv)	“Warrant Certificates” means the certificates representing the Warrants;

(xxvi)	“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants; and

(xxvii)	“Warrants” means the warrants of the Corporation comprising part of the Units, each Warrant being exercisable to acquire one Warrant Share at any time from the date of issue of the Warrants until 4:00 p.m. (Vancouver time) on the date which is 48 months after the Closing Date at an exercise price of $2.75, subject to adjustment in accordance with the provisions of the Warrant Certificates.

2.	Conditions of Purchase

The obligation of the Corporation to sell the Purchased Securities to you is subject to, among other things, the conditions that:

(a)	you execute and return all documents required by the Securities Laws and the policies of the Stock Exchanges for delivery on your behalf; and

(b)	all necessary regulatory approvals being obtained prior to the Closing Date.

By returning this Agreement you consent to the filing by the Corporation of all documents required by the Securities Laws and the policies of the Stock Exchanges.

3.	The Closing

Delivery and payment for the Purchased Securities will be completed at the closing of the purchase and sale of the Purchased Securities at the offices of Gowling Lafleur Henderson LLP, Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5 at 11:00 a.m., Toronto time, on the Closing Date. On the Closing Date, certificates representing the Unit Shares and the Warrants purchased by you will be available for delivery to you against receipt of payment by the Corporation by bank wire transfer of the amount of the Purchase Price for the Purchased Securities in freely transferable Canadian funds.

4.	Representations and Warranties of Newmont

The sale of the Purchased Securities by the Corporation to you is conditional upon such sale being exempt from the requirements as to the filing of a prospectus and as to the preparation of an offering memorandum or similar document contained in any statute, regulation, instrument, rule or policy applicable to the sale of the Purchased Securities. Accordingly, you hereby represent and warrant that Newmont is resident in and has its head office in the Province of Ontario and is an “accredited investor” as defined in NI 45-106.

By your acceptance of this Agreement, you represent and warrant to the Corporation (which representations and warranties shall survive the Closing) that:

A.	General:

(a)	This Agreement has been duly authorized, executed and delivered and, when accepted by the Corporation, will constitute a legal, valid and binding obligation of Newmont enforceable against Newmont in accordance with the terms hereof.

(b)	The execution and delivery of this Agreement, the performance and compliance with the terms hereof, the purchase of the Purchased Securities and the completion of the transactions described herein by you will not result in any material breach of, or be in conflict with or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any term or provision of your constating documents, by-laws, the Securities Laws or any other laws applicable to you, any agreement to which you are a party, or any judgment, decree, order, statute, rule or regulation applicable to you.

(c)	Unless you have made the representations set forth below in subsection 4B (United States), you understand, recognize and acknowledge (1) that the Purchased Securities, the Subject Shares and the Warrants have not and will not be registered under the 1933 Act or the Securities Laws of any state of the United States and may not be offered or sold in the United States or to a U.S. Person unless an exemption from registration is available, and (2) that the sale contemplated hereby is being made in reliance on an exclusion from registration available under Regulation S and you represent and warrant that:

(i)	you are not a U.S. Person and you are not acquiring the Purchased Securities on behalf of any U.S. Person or Person in the United States;

(ii)	you were not offered the Offered Securities in the United States; and

(iii)	at the time you originated your buy order for the Purchased Securities, you were outside the United States, and this Agreement was not executed or delivered in the United States.

(d)	You agree that you will maintain your registered address on the share register of the Corporation in Canada and will keep possession of the certificate representing the Subject Shares and the Warrants in Canada.

(e)	You agree that you will not offer or sell the Purchased Securities or Warrant Shares in the United States or to a U.S. Person until 41 days after the Closing Date, that you will not offer or sell the Purchased Securities or Warrant Shares except in compliance with the 1933 Act and that you will not engage in any hedging transactions involving the Purchased Securities or the Warrant Shares unless in compliance with the 1933 Act.

(f)	You understand that the Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless, if requested by the Corporation, you provide the Corporation with an opinion of counsel to the effect that the exercise of the Warrants is not subject to registration under the 1933 Act or the securities laws of any state of the United States.

(g)	Upon the original issue thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing Warrants, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) UNLESS THE WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, AND THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO IT TO SUCH EFFECT.”

(h)	The Purchased Securities to be issued hereunder are not being purchased with knowledge of any material fact (within the meaning of Securities Laws) about the Corporation that has not been generally disclosed.

(i)

The funds representing the Purchase Price in respect of the Purchased Securities which will be advanced by you to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this paragraph the “PCMLTFA”) and you acknowledge that the Corporation may in the future be required by law to disclose your name and other information relating to this

Subscription Agreement and the subscription hereunder, on a confidential basis, pursuant to the PCMLTFA. To the best of your knowledge (a) none of the subscription funds provided by you (i) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to you and, (b) you will promptly notify the Corporation if you discover that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith.

(j)	You acknowledge and consent to the fact that the Corporation is collecting your personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Agreement. You acknowledge and consent to the Corporation retaining such personal information for as long as permitted or required by law or business practices. You further acknowledge and consent to the fact that the Corporation may be required by the Securities Laws or the rules and policies of the Stock Exchanges to provide regulatory authorities with any personal information provided by you in this Agreement. In addition to the foregoing, you agree and acknowledge that the Corporation may use and disclose your personal information as follows:

(i)	for internal use with respect to managing the relationships between and contractual obligations of the Corporation and you;

(ii)	disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings;

(iii)	disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;

(iv)	disclosure to professional advisers of the Corporation in connection with the performance of their professional services;

(v)	disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with your prior written consent;

(vi)	disclosure to a court determining the rights of the parties under this Agreement; or

(vii)	for use and disclosure as otherwise required or permitted by law.

B.	Non-Residents of British Columbia: You are purchasing the Purchased Securities under the exemption from prospectus requirements of the Securities Act (British Columbia) available under B.C. Instrument 72-503, Distribution of Securities Outside British Columbia, and, accordingly:

(a)	you represent and warrant to the Corporation that you are not a resident of the Province of British Columbia; and

(b)	you acknowledge that

(i)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Offered Securities,

(ii)	there is no government or other insurance covering the Purchased Securities,

(iii)	there are risks associated with the purchase of the Purchased Securities,

(iv)	there are restrictions on your ability to resell the Purchased Securities and it is your responsibility to find out what those restrictions are and to comply with them before selling any Purchased Securities, and

(v)	the Corporation has advised you that the Corporation is relying on an exemption from the requirements to provide you with a prospectus and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to you.

5.	Legends

You acknowledge that the certificates representing the Unit Shares and the Warrants and, if necessary, the certificate representing the Warrant Shares will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date which is four months and one day after the Closing Date will be inserted].”;

and that the certificate representing Unit Shares and, if necessary, the certificate representing the Warrant Shares will bear the following additional legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE, HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE”;

provided that subsequent to the date which is four months and one day after the Closing Date the certificates representing the Unit Shares and the Warrants and, if applicable, the certificates representing the Warrant Shares, may be exchanged for certificates bearing no legends.

6.	Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Subscriber as follows and acknowledges and confirms that the Subscriber is relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

(a)	Incorporation and Organization: The Corporation and each Subsidiary has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to carry out the obligations thereof hereunder.

(b)	Extra-provincial Registration: The Corporation and each Subsidiary is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction.

(c)	Authorized Capital: The Corporation is authorized to issue 500,000,000 Common Shares, of which, as of November 9, 2005, 167,284,699 Common Shares were issued and outstanding as fully paid and non-assessable shares.

(d)	Listing: The Common Shares are listed on the Stock Exchanges and the Subject Shares will, at the time of issue of the Purchased Securities, have been conditionally approved for listing on the Stock Exchanges.

(e)	Certain Securities Law Matters: The Corporation is a reporting issuer or the equivalent in the Reporting Jurisdictions, the Common Shares are registered under the Securities Exchange Act of 1934 (United States), as amended, and the Corporation is not in default of any requirement of the Securities Legislation of any of the Reporting Jurisdictions or the Securities Exchange Act of 1934 (United States), as amended, or of any requirement of the Stock Exchanges.

(f)	Resale of Securities: None of the Unit Shares, the Warrants or the Warrant Shares will be subject to a restricted period or statutory hold period under the Securities Laws of the Province of British Columbia or Ontario or to any resale restriction under the policies of the Stock Exchanges which extends beyond four months and one day after the Closing Date.

(g)	Rights to Acquire Securities: No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation, except for 8,929,384 Common Shares which are reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Common Shares.

(h)	Rights Plan: The directors of the Corporation have not adopted a shareholder rights plan or a similar plan and the Corporation is not party to what is commonly referred to as a shareholder rights plan agreement.

(i)	No Pre-emptive Rights: The issue of the Purchased Securities will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.

(j)	Purchased Securities: The execution of this Agreement and the issue by the Corporation to Newmont of the Purchased Securities will be exempt from the prospectus requirements of Securities Laws.

(k)	Subsidiaries: There are no material subsidiaries of the Corporation other than the Subsidiaries.

(l)	Capital of Subsidiaries: All of the outstanding shares of the Subsidiaries are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by the Corporation and no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of any of the Subsidiaries or for the purchase or acquisition of any of the outstanding shares or other securities of any of the Subsidiaries.

(m)	Issue of Purchased Securities: All necessary corporate action has or, prior to the Closing Date will have, been taken to authorize the issue and sale of, and the delivery of certificates representing, the Purchased Securities and, upon payment of the requisite consideration therefor, the Unit Shares will be validly issued as fully paid and non-assessable shares and the Warrants will be validly issued and, upon the issue thereof, the Warrant Shares will be validly issued as fully paid and non-assessable shares.

(n)

Consents, Approvals and Conflicts: None of the offering and sale of the Purchased Securities, the execution and delivery of this Agreement or of the Warrant Certificates, the compliance by the Corporation with the provisions of this Agreement and the Warrant Certificates or the consummation of the transactions contemplated herein and therein including, without limitation, the issue of the Unit Shares and the Warrants to Newmont for the consideration and upon the terms and conditions as set forth herein and the issue of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under Securities Laws and the policies of the Stock Exchanges and will be obtained by the Closing Date, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any Subsidiary is a party or by which any of them or any of the properties or assets thereof is bound, or the constating documents of the Corporation or any Subsidiary or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation or any Subsidiary, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any Subsidiary or any of the properties or assets thereof which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation or any Subsidiary.

(o)	Authority and Authorization: The Corporation has full corporate power and authority to enter into this Agreement and the Warrant Certificates and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Warrant Certificates and to observe and perform the provisions of this Agreement and the Warrant Certificates in accordance with the provisions hereof and thereof including, without limitation, the issue of the Purchased Securities to Newmont for the consideration and upon the terms and conditions set forth herein and the issue of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates.

(p)	Validity and Enforceability: This Agreement has been authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof and, upon being executed and delivered, the Warrant Certificates will constitute a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof.

(q)

Public Disclosure: Each of the documents which contains any of the Information is, as of the date thereof, in compliance in all material respects with the Securities Laws of the Reporting Jurisdictions and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Corporation which the Corporation has not publicly disclosed which materially adversely affects, or so far as the Corporation can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation or the ability of the Corporation to perform its obligations under this Agreement.

(r)	Timely Disclosure: The Corporation is in compliance with all timely disclosure obligations under the Securities Laws of the Reporting Jurisdictions, and, without limiting the generality of the foregoing, there has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation or any Subsidiary which has not been publicly disclosed and none of the documents filed by or on behalf of the Corporation pursuant to the Securities Laws of the Reporting Jurisdictions contain a misrepresentation (as such term is defined in the Securities Act (Ontario)) at the date of the filing thereof.

(s)	No Cease Trade Order: No order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation, are pending, contemplated or threatened.

(t)	Accounting Controls: The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are completed in accordance with the general or a specific authorization of management of the Corporation; (ii) transactions are recorded as necessary to permit the preparation of consolidated financial statements for the Corporation in conformity with Canadian generally accepted accounting principles and to maintain asset accountability; (iii) access to assets of the Corporation and the subsidiaries thereof is permitted only in accordance with the general or a specific authorization of management of the Corporation; and (iv) the recorded accountability for assets of the Corporation and the Subsidiaries is compared with the existing assets of the Corporation and the Subsidiaries at reasonable intervals and appropriate action is taken with respect to any differences therein.

(u)	Financial Statements: The audited consolidated financial statements of the Corporation for the year ended December 31, 2004, together with the auditors’ report thereon and the notes thereto, and the unaudited interim consolidated financial statements of the Corporation for the nine-month period ended September 30, 2005 and the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements), are substantially correct in every particular and present fairly the financial condition and results of operations of the Corporation on a consolidated basis as at the dates thereof and such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.

(v)	Changes in Financial Position: Since September 30, 2005, none of

(i)	the Corporation or any Subsidiary has paid or declared any dividend or incurred any material capital expenditure or made any commitment therefore;

(ii)	the Corporation or any Subsidiary has incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

(iii)	the Corporation or any Subsidiary has entered into any material transaction;

except in each case as disclosed in the Information.

(w)	Insolvency: Neither the Corporation nor any of the Subsidiaries has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any Person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

(x)	No Contemplated Changes: Except as disclosed in the Information, none of the Corporation or any Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:

(i)	the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise;

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary; or

(iii)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Corporation or any Subsidiary.

(y)	Insurance: The assets of the Corporation and of each Subsidiary and the business and operations thereof are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances, such coverage is in full force and effect and the Corporation and each Subsidiary has not failed to promptly give any notice or present any material claim thereunder.

(z)	Taxes and Tax Returns: Except as disclosed in the Information, the Corporation and each Subsidiary has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Corporation or any Subsidiary is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of the Corporation or any Subsidiary and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them. Other than as disclosed in the Information, there are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation or any Subsidiary which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation and each Subsidiary has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.

(aa)

Compliance with Laws, Licenses and Permits: The Corporation and each Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on, by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and none of the Corporation or any Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, the Corporation or any Subsidiary.

(bb)	Agreements and Actions: Neither the Corporation nor any Subsidiary is in violation of any term of the constating documents thereof. Neither the Corporation nor any Subsidiary is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation or any Subsidiary, neither the Corporation nor any Subsidiary is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation after due inquiry, threatened which, either in any case or in the aggregate, might result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs, prospects or operations of the Corporation or any Subsidiary or in any of the material properties or assets thereof or in any material liability on the part of the Corporation or any Subsidiary or which places, or could place, in question the validity or enforceability of this Agreement, the Warrant Certificates or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto.

(cc)	Owner of Property: The Corporation and the Subsidiaries are the absolute legal and beneficial owner of, and have good and marketable title to, all of the material property or assets thereof as described in the Information, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Information, and no other property rights are necessary for the conduct of the business of the Corporation or any Subsidiary as currently conducted or contemplated to be conducted, none of the Corporation or any Subsidiary knows of any claim or the basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights and, except as disclosed in the Information, none of the Corporation or any Subsidiary has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to the property rights thereof.

(dd)

Mineral Rights: The Corporation and the Subsidiaries hold either freehold title, mining leases, mining claims or participating interests or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Corporation and the Subsidiaries have an interest as described in the Information under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Corporation or applicable Subsidiary to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which the Corporation or any Subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Corporation and the Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Corporation and the Subsidiaries have an interest as described in the Information granting the Corporation or applicable Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Corporation or applicable Subsidiary, with only such exceptions as do not materially interfere with the use made by the Corporation or applicable Subsidiary of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation or a Subsidiary.

(ee)	Property Agreements: Any and all of the agreements and other documents and instruments pursuant to which the Corporation or any Subsidiary holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, none of the Corporation or any Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and claims pursuant to which the Corporation or any Subsidiary derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or claim and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. None of the properties (or any interest in, or right to earn an interest in, any property) of the Corporation or any Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Information.

(ff)	No Defaults: None of the Corporation or any Subsidiary is in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Corporation or any Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary.

(gg)	Compliance with Employment Laws: Except as disclosed in the Information, the Corporation and each Subsidiary is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute an adverse material fact concerning the Corporation or any Subsidiary or result in an adverse material change to the Corporation or any Subsidiary, and has not and is not engaged in any unfair labour practice, there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Corporation after due inquiry, threatened against the Corporation or any Subsidiary. Except as disclosed in the Information, no union representation question exists respecting the employees of the Corporation or any Subsidiary and no collective bargaining agreement is in place or currently being negotiated by the Corporation or any Subsidiary, neither the Corporation nor any Subsidiary has received any notice of any unresolved matter and there are no outstanding orders under the Employment Standards Act (Ontario), the Human Rights Code (Ontario), the Occupational Health and Safety Act (Ontario) or the Workers’ Compensation Act (Ontario) or any other similar legislation or employment or human rights legislation in any jurisdiction in which the Corporation or any Subsidiary carries on business or has employees, no employee has any agreement as to the length of notice required to terminate his or her employment with the Corporation or any Subsidiary in excess of twelve months or equivalent compensation and all benefit and pension plans of the Corporation or any Subsidiary are funded in accordance with applicable laws and no past service funding liability exist thereunder.

(hh)	Employee Plans: Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or any Subsidiary for the benefit of any current or former officer, director, employee or consultant of the Corporation or any Subsidiary has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(ii)	Accruals: All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and payments for any plan for any officer, director, employee or consultant of the Corporation or any Subsidiary have been accurately reflected in the books and records of the Corporation.

(jj)	Work Stoppage: There has not been, and there is not currently, any labour trouble which is adversely effecting or could adversely effect, in a material manner, the conduct of the business of the Corporation or any Subsidiary.

(kk)	Environmental Compliance: Except as disclosed in the Information, the Corporation and the Subsidiaries:

(i)	and the property, assets and operations thereof comply in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater));

(ii)	do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Corporation or any Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither the Corporation nor any Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(iii)	have not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity, the Corporation and the Subsidiaries do not have any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Corporation is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or any Subsidiary or the property, assets, business or operations thereof,

(iv)	do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Laws, and there are no Contaminants on any of the premises at which the Corporation or any Subsidiary carries on business, in each case other than in compliance with Environmental Laws; and

(v)	are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or non-compliance with Environmental Law.

(ll)	No Litigation: Except as disclosed in the Information, there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation after due inquiry, threatened against or which adversely affect the Corporation or any Subsidiary or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of any of them to perform the obligations thereof and none of the Corporation or any Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, may result in a material adverse effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or any Subsidiary or the ability of the Corporation to perform its obligations under this Agreement or the Warrant Certificates.

(mm)	Intellectual Property: The Corporation or a Subsidiary owns or possesses adequate enforceable rights to use all trademarks, copyrights and trade secrets used in the conduct of the business thereof and, to the knowledge of the Corporation, after due inquiry, neither the Corporation nor any Subsidiary is infringing upon the rights of any other Person with respect to any such trademarks, copyrights or trade secrets and no other Person has infringed any such trademarks, copyrights or trade secrets.

(nn)

Non-Arms Length Transactions: Except as disclosed in the Information, neither the Corporation owes any amount to, nor has the Corporation or any Subsidiary any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of any of them or any Person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation or a Subsidiary. Except usual employee or consulting arrangements made in the ordinary and normal course of business, neither the Corporation nor any Subsidiary is a party to any contract, agreement or understanding with any officer, director, employee or securityholder of any of them or any other Person not dealing at arm’s length with the Corporation and the Subsidiaries. No officer, director or employee of the Corporation or any Subsidiary and no Person which is an affiliate or associate of any of the foregoing Persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Corporation or any Subsidiary which could materially adversely impact on the ability to properly perform the services to be performed by such Person for the Corporation or any Subsidiary. No officer, director, employee or securityholder of the Corporation or any Subsidiary has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation or any Subsidiary except for claims in the ordinary and normal course of the business of the Corporation such as for accrued vacation pay or other amounts or matters which would not be material to the Corporation.

(oo)	Directed Selling Efforts and General Advertising: The Corporation has not engaged in any “directed selling efforts” as defined in Regulation S or any “general advertising” as defined in Regulation D.

(pp)	Foreign Private Issuer: The Corporation is a “foreign private issuer” which has a substantial U.S. market interest (as such terms are defined in Regulation S) in its Common Shares.

(qq)	U.S Reporting Issuer: The Corporation is a “reporting issuer” (as such term is defined in Regulation S).

7.	Covenants of the Corporation

The Corporation hereby covenants and agrees with Newmont, which covenants and agreements shall survive the Closing for the benefit of Newmont, as follows:

(a)	Reporting Issuer: The Corporation shall maintain its status as a “reporting issuer” in, not in default of any requirement of the Securities Laws of, the Reporting Jurisdictions for a period of at least 54 months after the Closing Date.

(b)

Corporate Status: For a period of a least 54 months after the Closing Date, the Corporation shall remain a corporation validly subsisting under the laws of its jurisdiction of incorporation, licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of its properties owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary and shall carry on its business in the ordinary course and in compliance in all material respects with all applicable laws, rules and regulations of each such jurisdiction.

(c)	Listing on the Stock Exchanges: The Corporation shall maintain the listing of the Common Shares on one of the Stock Exchanges for a period of at least 54 months after the Closing Date.

(d)	Securities Filings: Forthwith after the Closing the Corporation shall file such forms and documents as may be required under the Securities Laws of the Provinces of British Columbia and Ontario relating to the offering of the Purchased Securities which, without limiting the generality of the foregoing, shall include a Form 45-106F1 as prescribed by NI 45-106.

(e)	Outstanding Common Shares: The Corporation shall not do or omit to do anything or take any action if the result of such act or omission could reasonably be expected to be that the ownership of Common Shares by the Subscriber would exceed 19.99% of the number of then outstanding Common Shares, assuming the issue of the Warrant Shares.

(f)	Performance of Acts: The Corporation shall perform and carry out all of the acts and things to be completed by it as provided in this Agreement.

(g)	Directed Selling Efforts and General Advertising: Prior to the completion of the offering of the Offered Securities, the Corporation will not engage in any “general solicitation” or “directed selling efforts” as defined in Regulation S or any general advertising as defined in Regulation D.

8.	Covenants of Newmont

Newmont covenants and agrees with the Corporation, which covenants and agreements shall survive the Closing for the benefit of the Corporation, as follows:

(a)	Standstill: For a period of at least four years after the Closing Date, Newmont shall not, without the prior written consent of the Corporation (which consent may be given or withheld by the Corporation in its sole discretion), permit its direct or indirect beneficial ownership (as defined in section 90(1) of the Securities Act (Ontario)) of the Common Shares to exceed 19.99% of the number of Common Shares then issued and outstanding (calculated after giving effect to the issuance of the Warrant Shares issuable upon the exercise of the Warrants), provided that the foregoing shall not apply:

(i)	from the time of the announcement, and for the duration, of a take-over bid made by an offerer, other than Newmont, to all or substantially all of the shareholders of the Corporation to purchase at least 50% of the number of Common Shares then issued and outstanding;

(ii)	if Newmont makes a take-over bid to all or substantially all of the shareholders of the Corporation to purchase all of the Common Shares then issued and outstanding, which take-over bid shall be open for acceptance for a period of at least 60 days from the date of the take-over bid (as determined pursuant to the Securities Laws); or

(iii)	if Newmont proposes a business combination with the Corporation, which business combination, if completed, would result in the acquisition by Newmont of all or substantially all of the Common Shares or of the assets and undertaking of the Corporation;

and provided further, in the case of subparagraph (a)(i) above, that if the take-over bid is withdrawn or is unsuccessful, from the time of such withdrawal or the announcement by the offeror that it has been unsuccessful this section shall re-apply (substituting Newmont’s then beneficial ownership (as defined in section 90(1) of the Securities Act (Ontario))) of the Common Shares (calculated after giving effect to the issuance of the Warrant Shares issuable upon the exercise of the Warrants) if such beneficial ownership is greater than 19.99%).

(b)	Voluntary Resale Restriction: For a period of at least four years after the Closing Date, Newmont shall not sell, transfer or in any other manner whatsoever, directly or indirectly, dispose of any Unit Shares, Warrants or Warrant Shares except:

(i)	by way of a broadly distributed public offering pursuant to a “bought deal” underwriting of the securities to be sold; or

(ii)	by way of a private placement to one or more institutional or other placees;

provided that, in any case where Newmont, proposes to sell Unit Shares and/or Warrant Shares (collectively, the “Offered Shares”), Newmont shall give the Corporation a notice in writing (a “Sale Notice”) setting forth in reasonable detail the terms of the proposed sale to the extent then determined and, upon receipt of the Sale Notice, the Corporation shall have the right for a period of 10 Business Days to elect to purchase or designate the purchasers which will purchase such Offered Shares at the same price and otherwise on the same terms as such Offered Shares were to be sold as set forth in the Sale Notice. If the Corporation does not, or its designated purchasers do not, purchase the Offered Shares within such 10 Business Day period, Newmont shall have the right for a period of 60 days to sell such Offered Shares at a price which is not less than the price set forth in the Sale Notice, following which 60 day period this provision shall again apply.

9.	Newmont Participation Right

Subject to Section 8(a), the Corporation hereby grants to Newmont the right to participate to the extent of 19.99% in any form of financing (a “Financing”), including equity, “flow-through” equity, subscription or instalment receipts, convertible debt, non-convertible debt or project financing provided that the foregoing shall not apply to Common Shares issuable upon the exercise of stock options granted or to be granted under the Corporation’s stock option plan or to other existing rights, options and warrants to purchase Common Shares and provided further that the foregoing right shall terminate and shall be of no further force or effect in the event that Newmont ceases to beneficially own at least 10% of the number of Common Shares issued and outstanding at any time (calculated after giving effect to the issuance of the Warrant Shares issuable upon the exercise of the Warrants). If the Corporation proposes to engage in an underwritten public offering it will require that the lead underwriter contact Newmont and offer Newmont the right to purchase up to 19.9% of the securities offered on the same terms as such securities are offered to other investors and the lead underwriter shall determine the timing of acceptance of the offer, which shall be the same as the timing for acceptance by other investors. If the Corporation proposes to engage in any form of Financing, other than an underwritten public offering, it shall give Newmont a notice in writing (a “Financing Notice”) setting forth in reasonable detail the terms of the proposed Financing to the extent then determined and, upon receipt of such Financing Notice, Newmont shall have the right for a period of 10 Business Days to elect by notice in writing to the Corporation to participate in such Financing. If Newmont does not deliver such notice within such period, the Corporation shall have the right for a period of 60 days to complete such Financing on terms that are the same as or no more favourable to the financing parties than those set forth in the Financing Notice, following which 60 day period this provision shall again apply.

10.	Technical Support

The Corporation agrees to cooperate with Newmont by granting periodic access to the Corporation’s technical data, permitting information and work plans and programs and by permitting site visits to the Hope Bay project. Newmont agrees to provide to the Corporation any non-proprietary data and non-interpretive results of analyses relating to the Hope Bay project generated by Newmont. In addition, Newmont agrees to make available for consultation its experienced in-house staff with respect to all technical, financial and permitting expertise necessary for the development of the Hope Bay project.

11.	General

(a)	Headings: The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement supplemental thereto and any exhibits attached hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to articles, sections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

(b)	Number and Gender: Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

(c)	Severability: If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

(d)	Notices: All notices or other communications to be given hereunder shall be delivered by hand or by telecopier and, if delivered by hand, shall be deemed to have been given on the date of delivery or, if sent by telecopier, on the date of transmission if sent before 5:00 p.m. and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

Notices to the Corporation shall be addressed to:

Miramar Mining Corporation

Suite 300

889 Harbourside Drive

Vancouver, British Columbia

V7P 3S1

Attention:	David Long
Telecopier:	604-980-0731

Notices to Newmont shall be addressed to the address of Newmont set out on the first page hereof.

Either the Corporation or Newmont may change its address for service aforesaid by notice in writing to the other party hereto specifying its new address for service hereunder.

(e)	Further Assurances: Each party hereto shall from time to time at the request of the other party hereto do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Agreement. The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

(f)	Successors and Assigns: Except as otherwise provided, this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(g)	Entire Agreement: The terms of this Agreement express and constitute the entire agreement between the parties hereto with respect to the subject matter hereof and no implied term or liability of any kind is created or shall arise by reason of anything in this Agreement.

(h)	Time of Essence: Time is of the essence of this Agreement.

(i)	Amendments: The provisions of this Agreement may only be amended with the written consent of all of the parties hereto.

(j)	Survival: Notwithstanding any other provision of this Agreement, the representations, warranties, covenants and indemnities of or by the Corporation contained herein or in any certificate, document or instrument delivered pursuant hereto shall survive the completion of the transactions contemplated by this Agreement for a period of two years.

(k)	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

(1)	Counterparts: This Agreement may be executed in two or more counterparts which when taken together shall constitute one and the same agreement. Delivery of counterparts may be effected by facsimile transmission thereof.

(m)	Facsimile Copies: The Corporation and Newmont shall be entitled to rely on a facsimile copy of an executed subscription agreement and acceptance by the Corporation of such facsimile subscription shall be legally effective to create a valid and binding agreement between Newmont and the Corporation in accordance with the terms thereof.

If the foregoing is in accordance with your understanding, please sign where indicated and return this Agreement to the undersigned.

Yours truly,

MIRAMAR MINING CORPORATION

Per:	/s/ Anthony P. Walsh
Anthony P. Walsh
President and Chief Executive Officer

The undersigned hereby accepts the foregoing and agrees to be bound by the terms set forth herein and, without limitation, agrees that the Corporation may rely upon the covenants, representations and warranties of the undersigned contained herein.

DATED as of this 22nd day of November, 2005.

NEWMONT MINING CORPORATION OF CANADA LIMITED

Per:	/s/ Sharon E. Dowdall
Sharon E. Dowdall